Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement (Form N-1A, No. 33-32763) of Morgan Stanley New York Municipal Money Market Trust and to the incorporation by reference of our report, dated February 22, 2013, on Morgan Stanley New York Municipal Money Market Trust included in the Annual Report to shareholders for the fiscal year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 24, 2013